UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



                                 July 17, 1998
                 Date of Report (Date of earliest event reported)


                      Wireless Cable & Communications, Inc.
             (Exact name of registrant as specified in its charter)



Nevada                                  00-21143                 87-0545056
(State or other jurisdiction of      (Commission File          (IRS Employer
incorporation)                          Number)              Identification No.)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618




                                       N/A
         (Former name or former address, if changed since last report.)



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Item 2.  Acquisition or Disposition of Assets.

         Effective July 17, 1998, Wireless Cable & Communications, Inc. (the "Company") and FondElec Essential Services Growth Fund, L.P. ("FondElec") acquired all the outstanding stock of two El Salvadorian corporations, Cablevisa, S.A. ("Cablevisa") and Multicable, S.A. ("Multicable"), from Star Industries, S.A., a Panamanian corporation ("Star"). Cablevisa and Multicable own and operate multi-channel subscription television systems in the Republic of El Salvador. Cablevisa and Multicable have approximately 23,000 subscribers. The two companies provide their multi-channel subscription television services through their own networks of fiberoptic and copper-based cable. Cablevisa and Multicable have also been granted the right to use 200 MHz of El Salvador's 2.5 GHz wireless communications frequency band.

         The purchaser of Cablevisa and Multicable was Chispa Dos Inc., a company formed under the laws of the Cayman Islands ("Chispa"). The Company (through a newly-formed wholly owned subsidiary, WCI Cayman, Inc.) and FondElec own, respectively, 49.5% and 50.5% of the outstanding capital stock of Chispa. Under the terms of the parties' agreements regarding Chispa, the Company will have operating control of Chispa, will hold a majority of the Board of Director's seats for Chispa, and will have the right to acquire FondElec's interest in Chispa under certain conditions. The Company paid approximately $2.7 million for its interest in Chispa, and is required to make additional capital contributions to Chispa (either in the form of debt or equity) to fund its pro rata portion of Chispa's operating costs and deferred purchase price payments for the stock of Cablevisa and Multicable, as described below. If the Company fails to make those payments, its interest in Chispa will be subject to dilution.

         The total purchase price for Cablevisa and Multicable was $16.91 million. Approximately $4.77 million of the purchase price was paid in cash at closing, and the balance of the purchase price (approximately $12.14 million) was paid through Chispa's delivery of three promissory notes. The first promissory note, in the original principal amount of approximately $5.2 million, is due and payable on February 17, 1999. The second promissory note, in the approximate principal amount of $3.47 million, is due and payable on May 17, 1999. The final promissory note, in the original principal amount of $3.47 million, is due on July 17, 2000. The amounts due under the first and second promissory notes are non-interest bearing (except in the event of default by Chispa, in which case the notes will bear interest at the rate of 7% per annum from the date of default), but the amounts due under the third promissory note bear interest at the rate of 7% per annum. If Chispa defaults on the payment of any amounts due under any of the notes, Star may accelerate all remaining amounts due under all of the notes. In connection with the closing, Chispa also paid $428,339 of outstanding debt of Cablevisa and Multicable to third party banks.

         The payment obligations under the first and second promissory notes are secured by a pledge of a portion of the shares acquired by Chispa in Cablevisa and Multicable and a mortgage over Cablevisa's and Multicable's real property. The amounts due under the third promissory note are unsecured, but in connection with the transaction FondElec delivered a commitment letter to Star evidencing its agreement to provide sufficient capital (either in the form of debt or equity) to Chispa to pay the amounts due under the second and third promissory notes. The security interest encumbering the pledged shares and the mortgaged property will be released as Chispa makes payment of portions of the purchase price. Under the terms of the promissory notes, Chispa is not required to make any payments if it has a claim for indemnification for any breach by Star or its principals of any representation, warranty or covenant relating to the transaction, unless an arbitration panel has ruled that the claim for indemnification is without merit or Star or its principals have fully indemnified Chispa for the breach.

Item 7.  Financial Statements and Exhibits.

         (a)      Exhibits.  N/A.

         (b) Financial Statements. The Company will file as an amendment to this report and within the time period set forth in Item 7(a)(4), the financial statements for the acquired business for the periods specified in Rule 3-05(b) of Regulation S-X, as promulgated under the Securities Exchange Act of 1934, as amended, and as prepared in accordance with the requirements (other than with respect to supporting schedules) of Regulation S-X, together with a manually signed accountants' report as provided in Rule 2-02 of Regulation S-X.

                                           WIRELESS CABLE & COMMUNICATIONS, INC.



                                          /s/ Anthony Sansone
                                     By:  Anthony Sansone, Secretary & Treasurer
                                     Dated: August 3, 1998